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PROSPECTUS DATED AUGUST 22, 1997                    Pricing Supplement No. 8 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-34149
DATED SEPTEMBER 3, 1997                                       November 12, 1998
                                                                 Rule 424(b)(3)


                       DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE



The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below:


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

Principal Amount:            $60,000,000                 Optional Conversion:        N/A

Price To Public:             100.00%                     Notice Date:                N/A
Underwriting Discount:         0.15%
Proceeds To Issuer:           99.85%                     Conversion Date:            N/A

Settlement Date              November 17, 1998           Interest Rate:              N/A
(Original Issue Date):

Specified Currency:          US Dollars                  Day Count:                  N/A

Authorized Denomination:     $1,000                      Interest Payment Dates:     N/A

Maturity Date:               November 17, 1999           First Payment:              N/A

Interest Rate:               3M Libor + 45 bp            Optional Repayment Date:    Non-Call/Life
  First Coupon:              3M Libor + 45 bp
  Last Coupon:               3M Libor + 45 bp            Initial Redemption Date:    N/A

Day Count:                   Actual/360                  Initial Redemption          N/A
                                                         Percentage:

Interest Payment Dates:      Quarterly                   Annual Redemption           N/A
Interest Reset Dates:        17th Day of                 Percentage Reduction:
                             Feb, May, Aug, Nov

Interest Determination       2 London Business Days      Book Entry Note or          B/E
Date:                        prior to Interest Reset     Certificated Note:
                             Date

First Payment:               January 17, 1999            Total Amount of OID:        N/A

                                                         CUSIP:                      25766CAQ7
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 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION